As filed with the Securities and Exchange Commission on February 28, 2018

Registration Statement No. 333-209342

Registration Statement No. 333-202232

Registration Statement No. 333-190399

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-209342

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202232

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190399

UNDER

THE SECURITIES ACT OF 1933

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	46-2457757
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia, 23059

(804) 433-1522

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Straight Path Communications Inc. 2013 Stock Option and Incentive Plan

(Full title of the plans)

John Townsend

One Verizon Way

Basking Ridge, New Jersey 07920

908-559-4310

(Name, Address and Telephone Number, including Area Code, for Agent for Service)

Copies to:

William L Horton, Jr.

1095 Avenue of the Americas

New York, New York 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Straight Path Communications Inc., a Delaware corporation (the “Company”), remove from registration any and all shares of Class B common stock, par value $0.01 per share, of the Company (“Common Stock”), remaining unsold and any other securities issuable by the Company under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-209342), filed with the Commission on February 2, 2016, pertaining to the registration of 475,000 shares of Common Stock, relating to the Straight Path Communications Inc. 2013 Stock Option and Incentive Plan (Amended and Restated on October 8, 2015) (the “2013 Plan”).

•	Registration Statement on Form S-8 (No. 333-202232), filed with the Commission on February 23, 2015, pertaining to the registration of 350,000 shares of Common Stock, relating to the 2013 Plan.

•	Registration Statement on Form S-8 (No. 333-190399), filed with the Commission on August 6, 2013, pertaining to the registration of 447,404 shares of Common Stock, relating to the 2013 Plan.

On May 11, 2017, the Company, Verizon Communications Inc. (“Verizon”), and Waves Merger Sub I, Inc., a direct, wholly-owned subsidiary of Verizon (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a direct, wholly-owned subsidiary of Verizon. The Merger became effective on February 28, 2018 (the “Effective Time”) pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Verizon, Merger Sub or any other direct or indirect subsidiary of Verizon, and shares owned by the Company or any direct or indirect subsidiary of the Company, and in each case not held on behalf of third parties) was converted into the right to receive 3.7969 validly issued, fully paid in and nonassessable shares of common stock of Verizon, common stock, par value $0.10 per share (“Verizon Shares”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 28, 2018.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Steven R. Smith
Name: Steven R. Smith
Title: President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.